UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )

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Summit Materials, Inc.
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Summit Materials, INC.
1550 Wynkoop Street, 3rd Floor
Denver, Colorado 80202

SUPPLEMENT TO THE PROXY STATEMENT
For the Annual Meeting of Stockholders
To be Held on May 19, 2021

The following information relates to the proxy statement (the "Proxy Statement") of Summit Materials, Inc. (the "Company") dated April 5, 2021, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2021 Annual Meeting of Stockholders and any adjournment or postponement thereof. The Annual Meeting is to be held on the Internet through a virtual web conference at www.virtualstockholdermeeting.com/SUM2021 in light of COVID-19 (Coronavirus) on Wednesday May 19, 2021 beginning at 8:00 a.m. Mountain Time. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION
WITH THE PROXY STATEMENT.

Why Stockholders Should Vote to Approve Proposal 4: Amending and Restating the Omnibus Incentive Plan

Equity Awards Are a Key Part of Our Compensation Program

Our Board places a high priority on our human capital management, an important aspect of which is compensation and benefits. A key element of the total compensation we provide is equity compensation, because equity grants align our employees’ and directors’ interests with those of our other stockholders and effectuate a culture of ownership among our employees. We grant equity compensation to multiple levels of our organization.

Equity Compensation Is Important to Talent Acquisition and Retention

To be successful in the competitive market for highly skilled individuals, equity compensation is important to our ability to attract, motivate and retain employees and officers. We use equity incentives as a key tool to motivate and reward recipients to execute our long-term strategy and, through their equity, share in the stockholder value they create. Long-term equity grants also promote retention because recipients usually must remain in service in order for their equity to vest.

The Size of Our Share Reserve Request, and the Associated Dilution and Burn Rate, Are Reasonable

The Compensation Committee considered the potential dilution to current stockholders and the burn rate, among other things, in connection with contemplating the number of shares to authorize for issuance under the Amended and Restated Omnibus Incentive Plan. The Compensation Committee is cognizant that the Company’s equity compensation programs have a dilutive effect on our stockholders, and continuously strives to balance this concern with our need to compete for talent using equity grants.

Dilution

The proposed Amended and Restated Omnibus Incentive Plan would reserve for issuance 4,000,000 additional shares to be available for future grants. These shares represent a reasonable proportion, 3.5%, of common shares outstanding. The full dilution, including the additional shares, is approximately 8.9%, which is only slightly above the median for Russell 3000 companies classified in the GICS 1510 Materials industry.

Burn Rate

A company’s burn rate shows how rapidly it is depleting its shares reserved for equity compensation awards. We believe that our historical burn rate is reasonable for a company of our size in our industry. Our three-year average adjusted burn rate, calculated using the methodology of Institutional Shareholder Services, Inc., or ISS, was 1.45%, which was below the median of peer companies identified by ISS and well below the ISS benchmark for Russell 3000 companies classified in the GICS 1510 Materials industry. We will continue to monitor our equity use in future years in an attempt to ensure that our burn rate is within competitive market norms.

The Amended and Restated Omnibus Incentive Plan Is Intended to Protect Stockholder Interests and Is Consistent with Good Corporate Governance

•No liberal share counting or “recycling” of shares. Shares delivered to the Company to pay the exercise price or base price of an award or to satisfy tax withholding obligations, will not become available again for issuance under the Amended and Restated Omnibus Incentive Plan.

•Minimum vesting requirements. Subject to limited exceptions, awards granted under the Amended and Restated Omnibus Incentive Plan generally may not vest until the first anniversary of the date of grant, subject to a carve-out for 5% of the maximum number of shares available under the Amended and Restated Omnibus Incentive Plan that may be granted without regard to the one-year minimum vesting period.

•Payment of dividends only if underlying performance awards vest. Under the Amended and Restated Omnibus Incentive Plan, dividends and dividend equivalents, if permitted to be earned on any award, will be paid only to the extent that the underlying performance award vests.

•No repricing. The Amended and Restated Omnibus Incentive Plan prohibits the repricing of awards or the repurchase and/or cancellation of underwater awards in exchange for cash or other awards without stockholder approval.

•No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Amended and Restated Omnibus Incentive Plan will be automatically replenished.

•No increase in shares available without stockholder approval. The Amended and Restated Omnibus Incentive Plan prohibits any amendment that operates to increase the total number of shares that may be issued under the plan (other than adjustments in connection with certain corporate events).

•No discounted options or SARs. Options and SARs may not be granted with an exercise or base price lower than the fair market value of the underlying shares on the date of grant (except in connection with substitute awards).

•Clawback. Awards granted under the Amended and Restated Omnibus Incentive Plan are subject to the Company’s clawback and/or recoupment policies.

•Limitation on amendments. No amendments to the Amended and Restated Omnibus Incentive Plan can be made without stockholder approval if any such amendment would require stockholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Company’s shares are principally listed.

•No liberal change in control definition. The treatment of awards upon a change in control of the Company occurs only upon the closing of any such transaction or event, not merely the approval by stockholders.

Why Stockholders Should Vote to Approve Proposal 8: The Federal Forum Selection Amendment

In response to a decision in the Delaware Supreme Court validating federal forum selection provisions, our Board reviewed the provision from a legal and policy perspective. In light of this Delaware Supreme Court decision, our Board has determined that it is in the best interests of our company and our stockholders to seek to include a federal forum selection provision in our Charter through Proposal 8.

Although some plaintiffs might prefer to litigate these matters in a state court because it may be more convenient or be viewed as more favorable to them, the Board believes that the benefits to the Company and to our stockholders that are not involved in any such litigation significantly outweigh these concerns:

•Expertise. The federal courts have considerably more expertise in adjudicating matters arising under the federal Securities Act, which would provide the Company and our stockholders with more predictability regarding the outcome of these disputes.

•Reducing duplicative litigation. Adoption of this federal forum selection provision would reduce the risk that the Company could become involved in duplicative litigation in more than one forum, which would significantly increase the Company’s defense costs, as well as the risk that the outcome of cases in multiple forums could be inconsistent with each other or with established federal precedent.

•Maximizing Flexibility. The proposed federal forum selection provision is structured to give the Company the flexibility to consent to an alternative forum in circumstances where it would be appropriate or potentially advantageous to do so.

Why Stockholders Should Vote to Approve Proposal 9: The Sponsor Amendments

The amendments in Proposal 9 are not substantive in nature, but instead are intended to delete provisions that were generally only effective as long as our former private equity investor, The Blackstone Group (“Blackstone”), beneficially owned at least 30% in voting power of the stock of the Company. Blackstone exited its investment in the Company in 2016.

Because Blackstone no longer owns shares in the Company, the Board believes the Company should simplify the Charter and remove these provisions as they are no longer applicable.

Contrary to the ISS analysis with respect to Proposal 9, the deletion of Article X will not have a substantive impact on the continued application of the restrictions on business combinations of the type enumerated in Section 203 of the DGCL.

The amendment would not have the practical effect of subjecting the Company to greater or additional restrictions on business combinations, but instead would have the effect of eliminating obsolete exemptions for Blackstone and its direct and indirect transferees.

The Company will continue to be subject to the same substantive restrictions on business combinations that are found in Section 203 of the DGCL as it has been since its IPO, although the specific exceptions for Blackstone and its direct and indirect transferees will no longer be present as they are no longer relevant.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 75 of the Proxy Statement for instructions on how to do so.

The date of this Supplement is May 7, 2021.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL AND ADOPTION OF THE AMENDMENT AND RESTATEMENT OF
THE COMPANY'S 2015 AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN, THE FEDERAL FORUM SELECTION AMENDMENT AND THE SPONSOR AMENDMENTS